Exhibit 10.25
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AMENDMENT NO. 10 TO AGREEMENT

(Tigris Warranty Resolution)
     This Amendment No. 10 (“Amendment No. 10”) is entered into effective as of September 30, 2007 (the “Amendment Effective Date”), pursuant to and amending that certain Agreement between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and Novartis Vaccines and Diagnostics, Inc., a Delaware corporation (“Novartis V&D”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
Recitals
     A. Prior to April 19, 2006, the legal name of Novartis V&D was Chiron Corporation.
     B. The parties entered into the Agreement as of June 11, 1998 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Products in the Blood Screening and Clinical Diagnostic Fields.
     C. The Agreement has been previously amended and supplemented by further written agreements of the parties.
     D. Section 3.3.1(b) of the Agreement provides in part as follows: “Gen-Probe shall develop each of the Blood Screening Instruments in accordance with the applicable specifications and the applicable Development Program documents and shall conduct such clinical trials and apply for and endeavor to obtain such regulatory approvals as necessary or appropriate to make and sell each of the Blood Screening Instruments in the Territory for use in the Blood Screening Field.”
     E. Section 3.3.4(3) of the Agreement provides in part as follows: “Chiron shall have the right, and the obligation, at its sole expense, to maintain and service all Blood Screening Instruments placed in the Territory for use in the Blood Screening Field.”
     F. Section 6.6 of the Agreement provides as follows: “Gen-Probe warrants that all the Products delivered to Chiron pursuant to this Agreement shall conform with the applicable specifications, shall be free from defects in material and workmanship, and shall be manufactured in compliance with applicable laws and regulations.”
Agreement
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 10, the parties agree as follows:
     1. Definitions. Unless otherwise stated herein, all capitalized terms shall have the meaning set forth in the Collaboration Agreement.

          As used herein, “Incremental Service Costs” shall mean all additional service costs (including but not limited to parts, labor, and travel) [...***...].
     2. Resolution of Incremental Service Costs. This Amendment No. 10 is intended to record the agreement of the parties with respect to any and all Incremental Service Costs, past, present, and/or future, associated with any TIGRIS instrument. Notwithstanding anything in the Agreement to the contrary, this Amendment No. 10 shall govern the parties’ rights and obligations with respect to Incremental Service Costs.
     3. Payment by Gen-Probe. Upon execution of this Amendment No. 10 by both parties, Gen-Probe will make a single payment to Novartis V&D of [...***...] for all TIGRIS Incremental Service Costs incurred or to be incurred by Novartis V&D.
     4. Termination of Dispute. Novartis V&D hereby waives and release any and all claims it may have against Gen-Probe [...***...], including but not limited to the Incremental Service Costs. [...***...] Future reliability improvements shall mean replacement of or changes to TIGRIS instruments that are not a result of an unscheduled failure, safety or compliance issue, part obsolescence, or a marketing enhancement.
     5. Waiver of Section 1542, Cal. Civil Code. Novartis V&D understands that California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
The provisions of California Civil Code section 1542 are hereby expressly waived by Novartis V&D to the fullest extent that they may waive all such rights and benefits, if any, of such provisions pertaining to the specific claims released herein. In addition, Novartis V&D hereby waives, to the same extent set forth in the immediately preceding sentence, any provision comparable to California Civil Code Section 1542 in any other jurisdiction, if in any way applicable, and hereby acknowledge that these waivers are an essential and material term of this agreement.
     6. Warranty From KMC Systems, Inc. Nothing in this Agreement shall limit or waive the rights of Novartis V&D with respect to warranties provided by KMC Instruments, Inc. or any other contractor or subcontractor for the TIGRIS Instrument. Any and all warranties by subcontract manufacturers of TIGRIS Instruments shall continue to inure to the benefit of

***	Confidential Treatment Requested

Novartis V&D, to the extent permitted by such contract or subcontract manufacturer, as provided in Section 6.6 of the Agreement.
     7. Disputes. Any dispute arising between Novartis V&D and Gen-Probe arising out of this Amendment No. 10 shall be resolved through the Mediation and Arbitration provisions set forth in Article 13 of the Agreement.
     8. Except as is expressly set forth in this Amendment No. 10, all other terms and conditions of the Agreement shall continue in full force and effect.
     9. This Amendment No. 10 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 10 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

GEN-PROBE INCORPORATED, a Delaware corporation		NOVARTIS VACCINES AND DIAGNOSTICS, INC., a Delaware corporation

By: Its:	/s/ Carl W. Hull President & Chief Operating Officer	By: Its:	/s/ Paul Manners VP Finance, Diagnostics
Date:	March 26, 2008	Date:	April 21, 2008

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